SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 22, 2022

GXO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40470	86-2098312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two American Lane, Greenwich, CT	06831
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 489-1287

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Common stock, par value $0.01 per share	GXO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2022, GXO Logistics, Inc. (the “Company” or “GXO”), entered into a Term Loan Credit Agreement with the lenders and other parties from time to time party thereto and Barclays Bank plc, as administrative agent (the “Term Loan Credit Agreement”).

The Term Loan Credit Agreement provides for a £375 million unsecured term facility, consisting of £187.5million of loans that mature two years following the closing date (the “2-year Tranche”) and £187.5million of loans that mature three years following the closing date (the “3-year Tranche”), that may be borrowed by the Company in multiple draws beginning on the date that the acquisition of the entire issued ordinary share capital of Clipper Logistics plc (the “Acquisition”) by the Company or one of its subsidiaries is consummated, subject to the satisfaction of certain customary conditions.

The Term Loan Credit Agreement provides that, subject to certain exceptions, net cash proceeds received by the Company from certain debt issuances by the Company and its subsidiaries shall result in mandatory prepayments or commitment reductions of the 2-Year Tranche. The proceeds of borrowings under the Term Loan Credit Agreement may be used to finance, among other things, the Acquisition, the Company’s incurrence, redemption, replacement or refinancing of indebtedness in connection with the Acquisition and to pay related fees and expenses.

Loans under the Term Loan Credit Agreement will bear interest at a fluctuating rate per annum equal to, (a) with respect to borrowings in Dollars, at GXO’s option, the alternate base rate or the adjusted secured overnight financing rate and (b) with respect to borrowings in Pounds Sterling, Daily Simple SONIA Rate (as defined in the Term Loan Credit Agreement), in each case, plus an applicable margin calculated based on GXO’s credit ratings.

The Term Loan Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default customary for unsecured financings of this type, including negative covenants that, among other things limit the ability of the Company and its subsidiaries to incur liens, limit the ability of the Company to make certain fundamental changes and limit the ability of certain of its subsidiaries to incur indebtedness, in each case subject to a number of important exceptions and qualifications. In addition, the Term Loan Credit Agreement requires the Company, beginning with the last day of the first full fiscal quarter following the initial funding of loans under the Term Loan Credit Agreement, to maintain a consolidated leverage ratio less than or equal to a specified maximum consolidated leverage ratio.

Concurrently with the effectiveness of the Term Loan Credit Agreement, GXO reduced the commitments under the previously announced Bridge Term Loan Credit Agreement, dated as of February 28, 2022, among GXO, the lenders and other parties from time to time party thereto and Barclays Bank plc, as administrative agent, by the aggregate amount of commitments under the Term Loan Credit Agreement.

A copy of the Term Loan Credit Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Term Loan Credit Agreement is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement.

Many of the lenders under the Term Loan Credit Agreement and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of March 22, 2022, by and among GXO, the lenders and other parties from time to time party thereto, and Barclays Bank plc, as Administrative Agent

104	Cover Page Interactive Data File—the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GXO LOGISTICS, INC.

Date: March 23, 2022	/s/ Baris Oran
Baris Oran
Chief Financial Officer